UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   March 31, 2020

SAVARA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6836 Bee Cave Road, Building III, Suite 200

Austin, TX 78746

(Address of principal executive offices, including zip code)

(512) 614-1848

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SVRA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On January 7, 2020, Savara Inc. (the “Company”) entered into a License and Collaboration Agreement with Grifols, S.A., a company organized under the laws of Spain (“Grifols”), which was subsequently amended on February 18, 2020 and March 27, 2020 (the “License”). On March 31, 2020, the final condition precedent to the effectiveness of the License was satisfied, and the License became effective.

The License provides Savara with an exclusive, worldwide, royalty-bearing license, with rights to sublicense, patent rights owned or controlled by Grifols (the “Grifols Patents”) and know-how owned or controlled by Grifols to make, have made, use, develop, import and export, supply, offer for sale, and sell or otherwise commercialize pharmaceutical preparations containing ciprofloxacin in a liposomal formulation and/or ciprofloxacin that is not encapsulated in liposomes (each such pharmaceutical preparation a “Licensed Product”) for all uses.

Under the License, the Company has sole responsibility for the activities and costs related to the development of (1) a Licensed Product for the treatment of either non-cystic fibrosis bronchiectasis or pulmonary infections associated with non-cystic fibrosis bronchiectasis (the “Initial Indication”) and (2) any Licensed Product for another indication (an “Additional Indication”), including the conduct of a Phase 3 clinical trial in the Initial Indication. The Company is responsible for all regulatory and commercialization activities and the associated costs for each Licensed Product and is obligated to use Diligent Efforts (as defined in the License) to obtain regulatory approval in the U.S. and E.U. of a Licensed Product in the Initial Indication and any Additional Indications.

As consideration for the rights granted by Grifols, the Company agreed to pay Grifols (1) an upfront cash payment of $3,247,000, (2) an upfront payment of 1,000,000 shares of the Company’s common stock (the “Consideration Shares”), (3) developmental milestone payments upon (i) approval of a Licensed Product for commercial sale by the U.S. Food and Drug Administration and (ii) approval of a Licensed Product for commercial sale by the European Medicines Agency, and (4) sales milestone payments upon the first achievement of annual global net sales in excess of certain thresholds. Additionally, the Company agreed to pay Grifols tiered, low double-digit royalties based on annual global net sales of all Licensed Products, which is subject to reduction if another inhaled ciprofloxacin product is introduced into the market. The Company is obligated to make such royalty payments on a country-by-country and Licensed Product-by-Licensed Product basis until the later of (1) 10 years after the first commercial sale of a Licensed Product in a country, (2) expiration of the last Grifols Patent covering that Licensed Product in that country, or (3) the date a generic inhaled liposomal ciprofloxacin is introduced in that country (the “Royalty Term”). At the end of the Royalty Term, the Company will have a fully paid-up license for the applicable Licensed Product.

The term of the License continues until the Royalty Term expires in all countries for all Licensed Products. Grifols may terminate the License immediately if (1) the Company or one of its affiliates files a challenge to a Grifols Patent or (2) the Company fails to develop Licensed Products or execute its Development Plan (as defined in the License) by failing to allocate material funds, full-time equivalents and resources for 12 consecutive months (net of any delay due to force majeure). Either party can terminate for the other party’s material breach following a cure period or upon certain insolvency events.

The License also contains customary representations, warranties, mutual indemnities, limitations of liability and confidentiality provisions.

The foregoing description of the License does not purport to be complete and is qualified in its entirety by reference to the Agreement, which the Company plans to file with its Form 10-Q for the quarter ended March 31, 2020.

Item 3.02.  Unregistered Sales of Equity Securities.

As described above under Item 1.01, in connection with the effectiveness of the License on March 31, 2020, the Company will issue the Consideration Shares to Grifols. The issuance of the Consideration Shares is being made in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and, in connection with the issuance, Grifols is making such investment representations that the Company deems necessary to comply with such securities exemption. Accordingly, the issuance has not been registered under the Securities Act and such shares may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2020	SAVARA INC. a Delaware corporation

By:	/s/ Dave Lowrance
Dave Lowrance Chief Financial Officer